1400 Seaport Boulevard Redwood City California 94063 U.S.A.

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Exhibit 10.35

January 9, 2003

David Hose

5665 Flatiron Parkway

Boulder, CO 80301

Re: Amended and Restated Employment Terms

Dear David:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”) and memorializes that to which we previously agreed. This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement dated July 31, 2002, between you and the Company (the “Change of Control Agreement”) and the Confidentiality and Invention Assignment Agreement signed contemporaneously with this agreement (the “Confidentiality and Invention Assignment Agreement”). As we previously agreed, the terms set forth below are effective as of October 1, 2002. Capitalized terms used in this letter have the meanings set forth on the attached Exhibit A.

Your title is now Vice President and General Manager, Mobile Infrastructure and you continue to report to me. Your monthly base salary is $25,000 per month or $300,000 on an annualized basis. Under your individual variable pay plan in effect for the period from October 1, 2002 through December 31, 2003, you are eligible for: (a) an additional quarterly bonus of up to $45,000 based upon your achievement of your quarterly incentive target objectives, and (b) an additional quarterly upside bonus of up to $22,500 payable based upon your achievement of your quarterly stretch incentive target objectives. Your quarterly incentive and stretch incentive target objectives shall be established by the COO in consultation with you. Any quarterly bonus or quarterly upside bonus amounts due shall be paid payable within 45 days following the end of the corresponding quarter. You also have received the November 2, 2002 retention bonus payment set forth below and will receive the February 28 and August 31, 2003 retention bonuses set forth below, based upon your continued full time employment with the Company on the corresponding payment date:

Date	Amount

November 2, 2002	$91,000

February 28, 2003	$100,000

August 31, 2003	$150,000

If your employment is terminated other than for Cause, death, or Disability prior to September 1, 2003, you will receive any remaining retention bonus payments set forth above that have not yet been made, plus any severance payments and COBRA benefits in accordance with the Executive Severance Policy as then in effect. If your employment is terminated after September 1, 2003, then you shall be entitled to whatever severance benefits are payable to you, if any, under the Executive Severance Policy, as then in effect, and Change of Control Severance Agreement. Payment of any remaining retention bonus payments under this letter agreement shall not reduce the severance benefits payable to you under the Executive Severance Policy or the Change of Control Severance Agreement.

As an employee, you will also continue to be eligible to receive our standard employee benefits except for matters that this letter provides you with more valuable benefits than the Company’s standard policies.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under this letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement. In addition, we mutually agree to replace the non-compete obligations that you and the Company previously agreed to in your offer letter dated May 28, 2002, with the non-compete obligations set forth on the attached Exhibit B.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Tim Silvera no later than five days after your receipt of this letter.

Accepted by:

Kevin Kennedy COO	David Hose

EXHIBIT A

DEFINED TERMS

“Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

“Disability” shall mean that you have been unable to perform your Company duties as the result of your incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by you or your legal representative and acceptable to the Company or its insurers (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent by the Company to terminate your employment shall automatically be deemed to have been revoked.

EXHIBIT B

Non-Compete Terms

In your prior role as President, CEO, and founder of SignalSoft Corporation, your past role at the Company, you acknowledge that you have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Furthermore, your new role as Vice President and General Manager, Mobile Infrastructure, you will continue to acquire such Confidential Information. Were you to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, you acknowledge that Confidential Information could readily be used by you and provide the competing business with a significant competitive advantage against the Company.

Therefore, you agree that during your employment with the Company and for a period ending six (6) months from the termination of your employment with the Company, you will not, without the written consent of the Company, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever, in all cities, counties, states, and countries worldwide in which the business of the Company or its affiliates is then being conducted or its products are being sold:

i.	engage in any business role (at or with Comverse, CMG, Ericsson, Intrado, Nortel, Nokia, or Qualcomm (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity)) with a business, division, or product group that is in Competition with the existing business of the Company or its subsidiaries (which shall include SignalSoft’s business); or

ii.	engage in any business or venture that relates to location products or related services for the mobile services industry.

A business, division, or product group shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of providing (A) software that enables Internet connectivity, or enables or provides data services, on mobile devices (such as messaging and location or location related services) to communication service providers or enterprise customers, or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its affiliates as of the date of your termination

Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if you are not a controlling person of, or a member of a group which controls such entity, and you do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(1)(i)) one percent (1.0%) or more of any class of securities of such entity. The Company understands that you expect to serve as a member of the board of directors of certain other companies and agrees not to unreasonably withhold consent for you to serve in such capacities either during or after your employment with the Company.